Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Exercise of Underwriter’s Over-allotment Option

SAN DIEGO, Calif. – March 8, 2005 — MediciNova, Inc., (Code number: 4875, OSE Hercules Market) a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange, today announced that the underwriter of its recent initial public offering of 30,000,000 shares of common stock has exercised its over-allotment option to purchase 1,573,000 shares of common stock from MediciNova at a price of 370 Yen per share, net of underwriting discount.

The proceeds to MediciNova from the exercise of the over-allotment option, are 582,010,000 Yen ($5,557,773.11), increasing the total proceeds from the offering to 11,682,010,000 Yen or $113,220,236.74, after deducting underwriter discounts.

Daiwa Securities SMBC acted as the managing underwriter of the offering.

This press release does not constitute an offer to sell or the solicitation to buy any of the aforementioned securities.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.